                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          GST TELECOMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          GST TELECOMMUNICATIONS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that the Annual Meeting of the shareholders of GST Telecommunications, Inc. (the "Company") will be held at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada, on Thursday, April 15, 1999 at 10:00 a.m. (local time) for the following purposes:

          1. To receive the Annual Report of the Company, including the report of the directors and the consolidated annual financial statements of the Company for the fiscal year ended December 31, 1998 together with the auditors report thereon.

          2. To fix the number of directors to be elected at the Annual Meeting at eight (8) and to elect directors to hold office until the next Annual Meeting of the shareholders or until their successors are duly elected or appointed.

          3. To consider, and if thought fit, to pass, with or without variation, a resolution to approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of an additional 600,000 Common Shares for issuance thereunder, the text of which resolution is set out on Exhibit A to the accompanying Proxy Circular.

          4. To consider, and if thought fit, to pass, with or without variation, a resolution to approve the Company's 1999 Stock Plan, including the reservation of 2,000,000 Common Shares for issuance thereunder, the text of which resolution is set out on Exhibit B to the accompanying Proxy Circular.

          5. To consider, and if thought fit, to pass, with or without variation, a resolution to approve the Company's 1999 Supplemental Employee Stock Purchase Plan, including the reservation of 150,000 Common Shares for issuance thereunder, the text of which resolution is set out on Exhibit C to the accompanying Proxy Circular.

          5. To appoint auditors for the Company until the next Annual Meeting of the shareholders and to authorize the directors to fix the remuneration to be paid to the auditors.

          6. To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

     Further information regarding the matters to be considered at the Annual Meeting are set out in the accompanying Proxy Circular.

     Shareholders unable to attend the Annual Meeting in person are requested to read the enclosed Proxy Circular, and then complete, sign and return the accompanying Proxy Card for use at the Meeting. To be effective, the Proxy Card must be received by the Company's transfer agent, Montreal Trust Company of Canada, of 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, (facsimile
(604) 683-3694) not later than 45 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or any adjournment thereof. Non-registered shareholders who received these proxy materials through their broker or other intermediary should deliver the Proxy Card in accordance with the instructions given by such broker or other intermediary.

     Only shareholders of record, on the close of business on March 5, 1999 are entitled to notice of, and, except as may be otherwise provided for under the Canada Business Corporations Act, to vote at the Annual Meeting.

     DATED at Vancouver, Washington, this 12th day of March, 1999.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /s/ ROBERT A. FERCHAT

                                          --------------------------------------
                                          (Robert A. Ferchat)
                                          Chairman of the Company

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE THAT IS PROVIDED.

                          GST TELECOMMUNICATIONS, INC.
                                4001 MAIN STREET
                          VANCOUVER, WASHINGTON 98663

               PROXY CIRCULAR FOR ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY CIRCULAR CONTAINS INFORMATION AS AT MARCH 5, 1999
                            ------------------------

     THIS PROXY CIRCULAR AND THE ACCOMPANYING NOTICE OF MEETING AND PROXY CARD ARE BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF GST TELECOMMUNICATIONS, INC., A CANADIAN CORPORATION (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD AT THE FOUR SEASONS HOTEL, 21 AVENUE ROAD, TORONTO, ONTARIO, CANADA, ON THURSDAY, APRIL 15, 1999 AT 10:00 A.M. (LOCAL TIME), AND ANY ADJOURNMENT THEREOF (THE "MEETING"). AT THE MEETING, SHAREHOLDERS WILL BE ASKED TO VOTE ON THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING.

     It is expected that the solicitation of proxies for the Meeting will be primarily by mail. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company and may be solicited by agents engaged by the Company, by telephone, Internet, telefax, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons, and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses for doing so. All expenses of the Company in connection with this solicitation will be borne by the Company. The Company does not presently anticipate that those costs will exceed $25,000.

     The approximate date of mailing to shareholders of this Proxy Circular and the accompanying Proxy Card is March 12, 1999. Unless otherwise stated, all amounts expressed as "$" or "dollars" refer to United States currency.

                           GENERAL PROXY INFORMATION

  Appointment of Proxyholders

     The persons named in the accompanying Proxy Card as proxyholders are directors or officers of the Company.

     A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS NAMED IN THE PROXY CARD (WHICH PERSON NEED NOT BE A SHAREHOLDER OF THE COMPANY) AS PROXYHOLDER TO ATTEND AND ACT ON BEHALF OF THE SHAREHOLDER AT THE MEETING. TO EXERCISE THIS RIGHT, THE SHAREHOLDER MUST STRIKE OUT THE NAMES OF THE PERSONS NAMED, INSERT THE NAME OF THE PERSON TO BE APPOINTED IN THE SPACE PROVIDED, AND SIGN AND RETURN THE PROXY CARD IN THE MANNER SET OUT BELOW.

  Voting of Shares Represented by Proxy

     A shareholder may indicate the manner in which the proxyholder named on the Proxy Card is to vote with respect to each matter by marking an "X" in the appropriate space. If a shareholder's instructions as to voting are certain, all of the shares represented by such proxy will be voted or withheld from voting in accordance with the instructions given in the proxy on any ballot that may be called for.

     If a shareholder wishes to confer discretionary authority on a proxyholder (other than one of the persons named in the Proxy Card) with respect to any matter, then no voting instructions should be indicated on the Proxy Card with respect to that matter. IF NO CHOICE IS SPECIFIED AND ONE OF THE PERSONS NAMED IN THE PROXY CARD IS APPOINTED PROXYHOLDER, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS IDENTIFIED THEREON.

  Amendments or Variations in Matters to Be Acted Upon

     THE PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY UPON THE NAMED PROXYHOLDER WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND WITH RESPECT TO OTHER MATTERS THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING. At the time of printing this Proxy Circular, the Board of Directors of the Company is not aware of any amendments, variations or other matters to be brought before the Meeting. If, however, other matters that are not now known to the Board of Directors should properly come before the Meeting, the Proxy Card will confer discretionary authority upon the proxyholder named to vote on such matters in accordance with the best judgment of the proxyholder.

     The Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of shares voted with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of shares voted with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Circular.

  Validity of Proxy

     To be valid and effective, a proxy or other instrument appointing a proxyholder must be dated and signed by the shareholder, any nominee or other intermediary acting on behalf of a shareholder or the shareholder's attorney authorized in writing. In the case of a shareholder which is a corporation, association or other entity, the proxy or other instrument must be dated and executed under its corporate seal or signed by a duly authorized officer or attorney for the corporation, association or other entity.

  Deposit of Proxies

     COMPLETED PROXIES TOGETHER WITH THE POWER OF ATTORNEY OR OTHER AUTHORITY, IF ANY, UNDER WHICH IT WAS SIGNED OR A NOTARIALLY CERTIFIED COPY THEREOF, MUST BE DEPOSITED WITH THE COMPANY'S TRANSFER AGENT, MONTREAL TRUST COMPANY OF CANADA, OF 510 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B9 (FACSIMILE
(604) 683-3694), NOT LATER THAN 45 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND STATUTORY HOLIDAYS) BEFORE THE TIME OF THE MEETING OR ANY ADJOURNMENT THEREOF. NON-REGISTERED SHAREHOLDERS WHO RECEIVED THESE MEETING MATERIALS THROUGH THEIR BROKER OR OTHER INTERMEDIARY SHOULD DELIVER THE PROXY CARD OR OTHER VOTING INSTRUCTIONS IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY SUCH BROKER OR OTHER INTERMEDIARY OR BROKER.

     A vote cast in accordance with the terms of a proxy will be valid notwithstanding the previous death, incapacity or bankruptcy of the shareholder on whose behalf the proxy was given unless written notice thereof is received by the Chairman of the Meeting before the vote is cast.

  Revocation of Proxies

     A shareholder who has given a proxy may revoke it (i) by signing and depositing a proxy bearing a later date; (ii) by an instrument in writing signed by the shareholder or the shareholder's attorney authorized in writing, or, if the shareholder is a corporation, association or other entity, executed under its corporate seal or signed by a duly authorized officer or attorney for the corporation, association or other entity and either delivered to the registered office of the Company at Suite 1300-777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K2, at any time up to and including the last business day preceding the day of the Meeting, or deposited with the Chairman of the Meeting on the day of the Meeting; (iii) attending the Meeting in person and registering with the scrutineer as a shareholder present in person and signing and dating a written notice of revocation; or (iv) in any other manner permitted by law. Any such revocation will have effect only in respect of those matters upon which a vote has not already been cast pursuant to the authority conferred by a previously deposited proxy.

  Shares Entitled to Vote

     Only shareholders of record of the Company's common shares, no par value per share (the "Common Shares") at the close of business on March 5, 1999 (the "Record Date"), are entitled to notice of and except as may be otherwise provided for under the Canada Business Corporations Act, to vote at the Meeting, According to the records of Montreal Trust Company of Canada, the registrar and transfer agent of the Company, 36,470,526 Common Shares were outstanding and entitled to vote as of the Record Date.

     Each outstanding Common Share entitles the holder thereof to one vote on all matters set forth in this Proxy Circular. Two or more persons holding or representing a total of five percent or more of the Company's Common Shares is required for a quorum at the Meeting. A MAJORITY OF GREATER THAN 50% OF THE VOTES CAST ON EACH OF THE MATTERS TO BE CONSIDERED AT THE MEETING WILL BE REQUIRED TO APPROVE SUCH MATTER, OTHER THAN THE ELECTION OF DIRECTORS OR APPOINTMENT OF THE AUDITORS, IN WHICH CASE THE NOMINEES RECEIVING THE MOST VOTES IN FAVOR WILL BE ELECTED.

             PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

I.  ELECTION OF DIRECTORS

     The Company currently has eight directors. The term of office of each Director expires at the Meeting. The Company proposes to fix the number of directors to be elected at the Meeting at eight and to elect eight (8) directors at the Meeting. Each director holds office until the next annual meeting or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the By-Laws of the Company or he becomes disqualified to act as a director.

     The Company intends to nominate each of the individuals listed below for election as a director. The Company is not aware that any of the nominees below are unable or unwilling to serve; however, in the event that any nominee of the Company is unable or declines to serve as director at the time of the Meeting, it is intended that the discretionary authority granted under the enclosed Proxy Card will be voted for a substitute nominee designated by the present Board of Directors. There are no family relationships among any of the nominees for director, directors, or executive officers of the Company.

NAME AND PRESENT                                    PRESENT PRINCIPAL
POSITIONS WITH THE COMPANY          AGE(1)            OCCUPATION(2)             DIRECTOR SINCE
--------------------------          ------          -----------------           --------------
Robert A.                             64     Non-Executive Chairman of the     March 4, 1998
  Ferchat(3)(4)(5)(6)(7)..........             Company, Non-Executive
  Chairman of the Board                        Chairman of BCE Mobile
                                               Communications, Inc.
Joseph A. Basile, Jr. ............    42     President and Chief Executive     September 9, 1997
  President, Chief Executive                   Officer of the Company
  Officer and Director
Joseph G. Fogg, III                   52     Chairman and Chief Executive      June 3, 1997
  (3)(5)(6)(7)(8).................             Officer of J.G. Fogg & Co.
  Director                                     Incorporated (private venture
                                               capital firm)
A. Roy Megarry(3)(4)(7)...........    61     Chairman of The Globe and Mail    September 9, 1997
  Director                                     (Canadian newspaper)
Mitsuhiro Naoe(9).................    65     Consultant for Tomen Corporation  June 3, 1997
  Director
David Garrison....................    43     Director of Ameritrade            N/A
George B. Cobbe...................    62     Director of Perigree Investment   N/A
                                               Council, Inc.
Stanley M.D. Beck.................    64     Director of International         N/A
                                             Comfort Products Corporation

---------------
 (1) As of March 5, 1999.

 (2) For more information concerning occupations of each of the directors for the preceding five years, see "Information Regarding Directors and Executive Officers."

 (3) Member of Nominating Committee.

 (4) Member of Audit Committee.

 (5) Member of Compensation Committee.

 (6) Member of Finance Committee.

 (7) Member of Litigation Committee.

 (8) In connection with the investment made in the Company in 1997 by ("Prices Gate Investors II, L.P."), the Company agreed to nominate a designee of the holders of the Series A Preference Shares to the Board of Directors of the Company. Mr. Fogg is the designee of such holders.

 (9) In connection with a master financing agreement by and among the Company, GST Telecom Inc., a subsidiary of the Company, Pacwest Network, Inc. and Tomen (the "Tomen Facility"), the Company agreed to nominate a representative of Tomen for election to the Company's Board of Directors. Mitsuhiro Naoe is Tomen's representative. See "Interest of Management and Insiders in Material Transactions."

     The information set forth below regarding each executive officer of the Company who is not a nominee for election as a director has been furnished by such executive officer.

NAME                                        AGE                         POSITION
----                                        ---                         --------
Daniel L. Trampush........................  51     Senior Vice President and Chief Financial Officer
J. Jeffrey Mayhook........................  48     Secretary
Michael R. Vestal.........................  31     Treasurer
Kevin Wright..............................  45     Chief Technology Officer
Julie Blouse..............................  40     Chief Information Officer and Senior Vice
                                                   President of Information Technology
Paul Goss.................................  46     Senior Vice President, Sales
Jay LaPointe..............................  38     Senior Vice President, Marketing
Peter Meyer...............................  42     Senior Vice President, Sales and Marketing
Terry Ness................................  47     Senior Vice President, Human Resources
Tim Taylor................................  52     Senior Vice President, Engineering and Operations

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

     The following information concerning each nominee for director, each director and each executive officer of the Company has been furnished by such nominee, director or executive officer.

DIRECTORS

     ROBERT A. FERCHAT has been Chairman of the Company since June 1998 and a director of the Company since March 1998. Mr. Ferchat was the Chief Executive Officer of BCE Mobile Communications from November 1994 to January 1999. Additionally, Mr. Ferchat has been the Chairman of BCE Mobile Communications since November 1994, and in January 1999, Mr. Ferchat became the non-executive Chairman of BCE Mobile Communications Ltd. He was the Chairman, President and Chief Executive Officer of TMI Communications & Company, Limited Partnership from November 1992 to November 1994. Prior thereto, he held a number of senior management positions at Northern Telecom Limited. Mr. Ferchat is also a director of Brookfield Homes, Ltd., Gennum Corporation and ATS Information Trading Systems Ltd.

     JOSEPH A. BASILE, JR. has been President and Chief Executive Officer of the Company since October 1998, and has been a director of the Company since September 1997. Prior to his appointment as Chief Executive Officer, Mr. Basile was President and Chief Operating Officer of the Company, beginning in March 1997. From September 1995 to March 1997, Mr. Basile was Chief Operating Officer of Cable and Wireless, Inc. ("Cable and Wireless"), a diversified telecommunications company, and from September 1991 to September 1995, he was Senior Vice President Systems for Cable and Wireless. Mr. Basile has over 15 years experience in the telecommunications industry, and has held positions with National Telephone Services, Inc. and MCI Communications Corporation.

     JOSEPH G. FOGG, III has been a director of the Company since June 1997. Mr. Fogg has been the Chairman and Chief Executive Officer of J.G. Fogg & Co. Incorporated, a private venture capital firm, since 1993. He has been affiliated with Morgan Stanley & Co. Incorporated since 1970, and has been an Advisory

Director since 1992. Mr. Fogg has been Co-Chairman of the Investment Committee of Princes Gate since its inception. Mr. Fogg also serves as a director for the following entities: Silicon Magic, Inc., Confluence, Inc., Cintra SA, Empower America and Citizens for a Sound Economy.

     A. ROY MEGARRY has been a director of the Company since September 1997. He has been the Chairman of The Globe and Mail, Canada's national newspaper, since 1993, and was the publisher of The Globe and Mail from 1978 to 1993. Mr. Megarry is also a director of Hewlett-Packard (Canada) Limited, The Bombay Company, Inc., Publicitas Globe Media and the Inter American Press Association. He is involved in Tools for Development, a third-world development program. Mr. Megarry has a C.M.A. accounting degree, and is a Fellow of the Society of Management Accountants of Canada.

     MITSUHIRO NAOE has been a director of the Company since June 1997. Mr. Naoe serves as a consultant to Tomen Corporation. He was the President and a director of Areal Technology, Inc. from December 1992 to July 1994. From 1957 to 1989, Mr. Naoe was employed in various positions with Tomen.

     DAVID W. GARRISON is a nominee for Director. He currently serves on the Board of Directors of Ameritrade, Inc. From 1995 to 1998, Mr. Garrison was Chairman and Chief Executive Officer of Netcom, Inc. ("Netcom") an Internet services company listed on the NASDAQ National Market ("NASDAQ"). Prior to joining Netcom, Mr. Garrison was President of SkyTel, a provider of telecommunications messaging services.

     GEORGE B. COBBE is a nominee for Director. Mr. Cobbe currently serves as a Director on the Boards of the following companies: Perigree Investment Counsel Inc., Alternative Resources Corporation, Global Election Systems, and Bombay Company. Mr. Cobbe has served as Hewlett-Packard Company's Vice President and Managing Director of the Americas, where he was responsible for all field sales operations within the United States, Canada and Latin America. Joining Hewlett-Packard's corporate offices in Palo Alto in 1961 as a marketing engineer, Mr. Cobbe served Hewlett-Packard in a variety of capacities before his retirement in 1998, including, among other things, his tenure as President and General Manager of Samsung-Hewlett-Packard joint venture in Seoul, Korea, and President and Chief Executive Officer of Hewlett-Packard's Canadian operations.

     STANLEY M.D. BECK is a nominee for Director. Mr. Beck currently serves as a Director on the Boards of the following companies: International Comfort Products Corporation, New Growth Corp., Utility Corp., Central Capital Corporation, Canadian Life & Health Insurance Compensation Corporation, First Marathon, Inc., Altamira and Philex Gold, Inc. Mr. Beck has served as the non-executive Chairman of Central Capital Corporation since 1993; its President and Chief Executive Officer from 1992 to 1993; and its Vice-Chairman from 1989 to 1992. Mr. Beck served as a Commissioner of the Ontario Securities Commission from 1971 to 1981, and as Chairman from 1985 to 1989. Since 1994, Mr. Beck has also served as President of Granville Arbitrations Limited.

OFFICERS

     DANIEL L. TRAMPUSH has been Senior Vice President and Chief Financial Officer of the Company since March 1997. From 1980 to February 1997, Mr. Trampush was a partner with the telecommunications consulting practice of Ernst & Young LLP. Mr. Trampush has over 26 years of experience providing financial and business advisory services to the telecommunications industry.

     J. JEFFREY MAYHOOK has been Secretary of the Company since August 1998, as well as in-house counsel since January 1996. Prior to joining the Company, Mr. Mayhook was engaged in private law practice in Anchorage, Alaska for fifteen years, including six years representing various interests in the telecommunications industry.

     MICHAEL R. VESTAL has been Treasurer of the Company since March 1, 1999 and assistant controller since May 1996. Prior to joining the Company, Mr. Vestal was associated with KPMG Peat Marwick LLP in Portland, Oregon. Mr. Vestal is a Certified Public Accountant.

     KEVIN WRIGHT has been the Chief Technical Officer of the Company since August 1997. From May 1996 to July 1997, Mr. Wright was Senior Vice President of engineering and operations for US ONE Communications, a competitive local exchange carrier, where he was responsible for all network planning, engineering and operations. From September 1994 to March 1996, he was Senior Vice President, Engineering for Qwest Communications and from May 1993 to September 1994, he was Vice President, Business and Technology Development with LCI International. Mr. Wright has over 20 years' experience in the telecommunications industry.

     JULIE BLOUSE is Senior Vice President and Chief Information Officer. She is responsible for all information technology and process management initiatives and activities for the Company. She has over 17 years of Information Technology experience, 14 years of which are within the telecommunications industry. In addition, Ms. Blouse has extensive experience in development and implementation of back office software and platforms.

     PAUL GOSS, Senior Vice President, Sales, joined the Company in April 1996. Mr. Goss brings over 17 years of telecommunications management experience to the Company in a wide variety of areas, including network development, sales and marketing, and acquisitions.

     JAY LAPOINTE has recently assumed the role of Senior Vice President, Marketing, responsible for all aspects of marketing communications, product development and product management. Prior to joining the Company, he served with ICG Netcom as Vice President of Eastern Region Sales where he managed the sales operations for 13 eastern markets. Mr. LaPointe also held the position of Director of Marketing for ICG Netcom where he was responsible for the general business oversight of all marketing products and programs.

     PETER MEYER is Senior Vice President, Sales and Marketing. Prior to joining the Company, he served with ICG Netcom as Senior Vice President and General Manager for the Southeast Region in Atlanta, where he directed daily operations of the division. Mr. Meyer has also served with Time Warner Communications in Memphis, Tennessee, as Vice President and General Manager, where he directed Time Warner's entry into competitive access and local exchange services.

     TERRY NESS joined the Company in January 1999 as Senior Vice President, Human Resources, and is responsible for overseeing all aspects of the human resource management function. Ms. Ness joined the Company from Southern Pacific Funding Corporation, where she served as Senior Vice President of Human Resources.

     TIM TAYLOR is Senior Vice President, Engineering and Operations. Mr. Taylor brings over 27 years of telecommunications experience to the Company, and has held management positions with Sprint, Qwest Communications, and US One.

     Of the above persons nominated for election as directors of the Company, Robert A. Ferchat, A. Roy Megarry and Stanley M.D. Beck are ordinarily resident in Canada, while Joseph A. Basile, Jr., Joseph G. Fogg, III, David Garrison, and George B. Cobbe are ordinarily resident in the United States and Mitsuhiro Naoe is ordinarily resident in Japan.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The eight nominees for director receiving the highest number of affirmative votes of the Common Shares present or represented by proxy and entitled to be voted at the Meeting will be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shareholders do not have the right to cumulate their votes in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT EIGHT.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO ELECT EACH OF THE NOMINEES SET FORTH ABOVE TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF THE SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED OR APPOINTED.

II. APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors determined that it is in the best interests of the Company and its shareholders to amend and restate the 1996 Employee Stock Purchase Plan ("Purchase Plan"). The Purchase Plan was first adopted by the Company in October 1995. In March 1999, the Board of Directors resolved to amend certain terms and conditions of the Purchase Plan and increased the number of Common Shares available for issuance thereunder from 500,000 to 1,100,000 subject to shareholder and other applicable approvals. These amendments were made to address certain administrative issues the Company had encountered in the operation of the plan and to address certain U.S. tax issues.

     At the Meeting, shareholders will be asked to approve the Amended and Restated Purchase Plan and the reservation of an additional 600,000 Common Shares thereunder.

SUMMARY OF THE PURCHASE PLAN

     A copy of the proposed resolution in relation to the Purchase Plan is attached as Exhibit A. A copy of the Purchase Plan will be available at the Meeting, or by written request to the Secretary of the Company.

     General. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Shares through payroll deductions.

     Administration. The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board (as applicable, the "Administrator"). All questions of interpretation or application of the Purchase Plan are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants.

     Eligibility. Each employee of the Company (including officers), whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year, is eligible to participate in the Purchase Plan; provided, however, that no employee shall have the right to purchase Common Shares under the Purchase Plan (i) to the extent that, immediately after such purchase, such employee would own 5% of either the voting power or value of the Common Shares of the Company, or (ii) to the extent that his or her rights to purchase Common Shares under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of Common Shares (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

     Offering Period. The Purchase Plan is implemented by offering periods lasting approximately six months in duration, with a new offering period commencing on April 1 and October 1 of each year, subject to modification with advance notice by the Administrator. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's compensation. Compensation is defined as base straight time gross earnings and commissions, but exclusive of payments for overtime, shift premium, incentive compensation, bonuses and other compensation. Once an employee becomes a participant in the Purchase Plan, Common Shares will automatically be purchased under the Purchase Plan at the end of each offering period, unless the participant terminates employment earlier and, the employee will automatically participate in each successive offering period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates.

     Purchase Price. The purchase price per share at which Common Shares will be sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of Common Shares on the first day of an offering period or
(ii) 85% of the fair market value of Common Shares on the last day of each offering period. The fair market value of the Common Shares on a given date is generally the weighted average trading price for such shares for the five trading days immediately before such date, as reported on NASDAQ or other exchange which is a primary exchange for the Common Shares for such date.

     Payment of Purchase Price; Payroll Deductions. The purchase price of the Common Shares is accumulated by payroll deductions throughout the offering period. The number of Common Shares a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 20,000 shares for each offering period. During the offering period, a participant may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator.

     All payroll deductions made for a participant are credited to the participant's account under the Purchase Plan, are withheld in whole percentages only and are included with the general funds of the Company. Funds received by the Company pursuant to exercises under the Purchase Plan are also used for general corporate purposes.

     Withdrawal. A participant may terminate his or her participation in the Purchase Plan by signing and delivering to the Company a notice of withdrawal from the Purchase Plan at any time, provided that such withdrawal shall not take effect until the commencement of the next Offering period.

     Termination of Employment. Termination of a participant's employment for any reason, including death, cancels his or her participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate.

     Adjustments Upon Changes in Capitalization. In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as a stock split, stock dividend, combination or reclassification of the Common Shares, resulting in an increase or decrease in the number of Common Shares, proportionate adjustments will be made by the Administrator in the shares subject to purchase and in the price per share under the Purchase Plan. In the event of liquidation or dissolution of the Company, the offering periods then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the Administrator. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, participants' rights to purchase Common Shares under the Purchase Plan shall be assumed or an equivalent right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened and a new exercise date will be set.

     Amendment and Termination. The Board of Directors may at any time and for any reason amend or terminate the Purchase Plan, except that no such termination shall affect purchase rights previously granted and no amendment shall make any change in purchase rights granted prior thereto which adversely affects the rights of any participant. Approval for amendments to the Purchase Plan shall be obtained in such a manner and to such a degree as required to comply with all applicable laws and regulations. The Purchase Plan will terminate in 2005, unless terminated earlier by the Board of Directors in accordance with the Purchase Plan.

     Certain U.S. Federal Income Tax Information. The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan.

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under these provisions, no income will be taxable to a participant until the Common Shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the Common Shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the Common Shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the Common Shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the Common Shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the Common Shares on the date the Common Shares are purchased over the purchase price.

Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of Common Shares prior to the expiration of the holding periods described above.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF COMMON SHARES UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Under the policies of the Toronto Stock Exchange ("TSE"), the increase in the number of Common Shares to be reserved for issuance under the Purchase Plan must be approved by a majority of votes cast on the resolution other than votes attaching to Common Shares of the Company beneficially owned by insiders to whom Common shares may be issued under the Purchase Plan and their respective associates. To the knowledge of the Company, approximately 179,331 Common Shares are held by such insiders and their associates.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO PASS A RESOLUTION TO APPROVE THE COMPANY'S AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN, INCLUDING THE RESERVATION OF AN ADDITIONAL 600,000 COMMON SHARES FOR ISSUANCE THEREUNDER.

III.  APPROVAL OF THE COMPANY'S 1999 STOCK PLAN

     For the reasons set forth below, the Board of Directors determined that it is in the best interests of the Company and its shareholders to adopt the 1999 Stock Plan (the "Plan"). The Company has granted options with respect to substantially all of the Company's other share compensation arrangements and considers it essential to have additional options available for the reasons discussed below. In March 1999, the Board of Directors adopted the Plan and reserved 2,000,000 Common Shares for issuance thereunder, subject to shareholder and other applicable approvals. As of the date of hereof, no options have been granted pursuant to the Plan.

SUMMARY OF THE PLAN

     A copy of a proposed resolution in relation to the Plan is attached as Exhibit B. A copy of the Plan will be available at the Meeting, or by written request to the Secretary of the Company.

     General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the Plan.

     Eligibility. Nonstatutory stock options and may be granted under the Plan to employees and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options may be granted, the time or times at which such options shall be granted, and the exercise price and number of shares subject to each such grant.

     Limitations. Section 162(m) places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 750,000 Common Shares. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options to purchase up to an additional 750,000 Common Shares. Furthermore, the maximum aggregate number of Common Shares subject to options granted under the Plan and any other share compensation arrangement held by any one employee, director or consultant shall not exceed 5% of the outstanding Common Shares of the Company.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the Common Shares on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Shares on the date such option is granted. The fair market value of the Common Shares is generally determined with reference to the closing sale price for the Common Shares (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted, as reported on NASDAQ or other exchange which is a primary exchange for the Common Shares.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, bank draft or money order, other Common Shares (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then the optionee may exercise the option within such period of time as is specified in the option agreement to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). The Plan and the option agreement may provide for a longer period of time for the option to be exercised after terminations due to the optionee's death or disability than for other terminations. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option to the extent the option is exercisable at the time of such termination.

          (e) Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option outstanding under the Plan, and the exercise price of any such outstanding option.

     In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all of the optionee's options, including those not otherwise exercisable.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the Administrator shall have the discretion to allow the optionee to exercise the option as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option is fully exercisable for fifteen (15) days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the Plan. The Board of Directors may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain approval for such amendments in a manner and to a degree as required to comply with all applicable laws and regulations. No such action by the Board of Directors or shareholders may alter or impair any option previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the shareholders or the Board of Directors of the Company, whichever is earlier.

CERTAIN U.S. FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by Section 162(m), the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m), the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Under the policies of the TSE, the increase in the number of Common Shares to be reserved for issuance under the Plan must be approved by a majority of votes cast on the resolution other than votes attaching to Common Shares of the Company beneficially owned by insiders to whom shares may be issued under the Plan and their respective associates. To the knowledge of the Company, approximately 179,331 Common Shares are held by such insiders and their associates.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO PASS A RESOLUTION TO APPROVE THE COMPANY'S 1999 STOCK PLAN, INCLUDING THE RESERVATION OF 2,000,000 COMMON SHARES FOR ISSUANCE THEREUNDER.

IV.  APPROVAL OF THE COMPANY'S 1999 SUPPLEMENTAL EMPLOYEE STOCK PURCHASE PLAN

     For the reasons set forth below, the Board of Directors determined that is in the best interests of the Company and its shareholders to adopt the 1999 Supplemental Employee Stock Purchase Plan (the "Supplemental Plan"). In March 1999, the Board of Directors adopted the Supplemental Plan and reserved 150,000 Common Shares for issuance thereunder, subject to shareholder and other applicable approvals.

     The Supplemental Plan is being adopted to resolve a shortfall in the Company's Purchase Plan. The Purchase Plan does not have enough shares available to meet the purchase requirements of the March 31, 1999 purchase. The Supplemental Plan will provide a means to make the shortfall in the Purchase Plan. Rights will be granted under the Supplemental Plan to the Purchase Plan participants under similar terms as their purchase under the Purchase Plan.

SUMMARY OF THE SUPPLEMENTAL PLAN

     A copy of a proposed resolution in relation to the Supplemental Plan is attached as Exhibit C. A copy of the Supplemental Plan will be available at the meeting, or by written request to the Secretary of the Company.

     General. The purpose of the Supplemental Plan is to provide participants in the Purchase Plan for the Offering Period from October 31, 1998 to March 3, 1999 (the "Offering Period") who were unable to purchase all of the Common Shares they could have purchased in the Offering Period with a means to purchase such shares under the same terms and at the same price such participants would have purchased such shares under the Purchase Plan. Rights granted under the Supplemental Plan will be nonstatutory stock options for U.S. tax purposes.

     Administration. The Supplemental Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the Supplemental Plan.

     Eligibility. Rights may be granted under the Supplemental Plan (the "Rights") to employees of the Company and any parent or subsidiary of the Company who participated in the Offering Period of the Purchase Plan. Subject to the provisions of the Supplemental Plan, the Administrator, in its discretion, will select the employees to whom Rights may be granted, the time or times at which such Rights shall be granted, and the number of Common Shares subject to each such grant.

     Terms and Conditions of Rights. Each Right will be evidenced by an agreement between the Company and the employee, and is subject to the following terms and conditions:

     (a) Exercise Price.  The exercise price of the rights will be the lesser of
(i) $4.83 (85% of the fair market value of the Company's Common Shares on October 1, 1998), and (ii) 85% of the fair market value of the Company's Common Shares on March 31, 1999.

     (b) Exercise of Right; Form of Consideration. A Right granted under the Supplemental Plan will become exercisable on the business day following receipt of shareholder and regulatory approval of the Supplemental Plan. Payment for the Right will be made by applying the cash remaining from the Offering Period under the Purchase Plan where such cash would otherwise be refunded to the Purchase Plan participants.

     (c) Term of Right. The term of each Right will be thirty (30) days. No Right may be exercised after the expiration of its term.

     (d) Nontransferability of Rights. Rights granted under the Supplemental Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee's lifetime only by the employee.

     (e) Other Provisions The Rights may contain other terms, provisions and conditions not inconsistent with the Supplemental Plan as may be determined by the Administrator.

     Amendment and Termination of the Supplemental Plan. The Board may amend, alter, suspend or terminate the Supplemental Plan, or any part thereof, at any time and for any reason. No such action by the Board or shareholders may alter or impair any right previously granted under the Supplemental Plan without the written consent of the employee. Unless terminated earlier, the Supplemental Plan shall terminate on March 31, 2000. However, the Company shall obtain approval for such amendments in a manner and to a degree as required to comply with all applicable laws and regulations.

CERTAIN U.S. FEDERAL INCOME TAX INFORMATION

     Nonstatutory Stock Options. An employee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the employee recognizes taxable income generally measured by the excess of the then fair market value of the Common Shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m), the Company is entitled to a deduction in the same amount as the ordinary income recognized by the employee. Upon a disposition of such Common Shares by the employee, any difference between the sale price and the employee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on Common Shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON EMPLOYEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF RIGHTS UNDER THE SUPPLEMENTAL PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE MAY RESIDE.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Under the policies of the TSE, the increase in the number of Common Shares to be reserved for issuance under the Supplemental Plan must be approved by a majority of votes cast on the resolution other than votes attaching to Common Shares of the Company beneficially owned by insiders to whom shares may be issued under the Supplemental Plan and their respective associates. To the knowledge of the Company, approximately 179,331 Common Shares are held by such insiders and their associates.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE TO PASS A RESOLUTION TO APPROVE THE COMPANY'S 1999 SUPPLEMENTAL EMPLOYEE STOCK PURCHASE PLAN, INCLUDING THE RESERVATION OF 150,000 COMMON SHARES FOR ISSUANCE THEREUNDER, THE TEXT OF WHICH RESOLUTION IS SET OUT ON EXHIBIT C HERETO.

V.  APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, which is composed entirely of non-employee directors, the Board of Directors recommended that KPMG Peat Marwick LLP ("KPMG") be re-appointed as independent auditors for the Company, and that the directors be authorized to fix the remuneration to be paid to the auditors.

     The Company has been advised by KPMG that it will have a representative present at the Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE TO APPOINT KPMG PEAT MARWICK, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF THE SHAREHOLDERS AND TO AUTHORIZE THE DIRECTORS TO FIX THE REMUNERATION TO BE PAID TO THE AUDITORS.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows compensation paid by the Company and its subsidiaries for services rendered during the fiscal year ended September 30, 1996 ("Fiscal 1996"), the fiscal year ended September 30, 1997 ("Fiscal 1997"), the twelve months ended December 31, 1997 (the "1997 Transition Period) and the fiscal year ended December 31, 1998 ("Fiscal 1998") for (i) all persons serving as Chief Executive Officer during Fiscal 1998 and (ii) the four most highly compensated executive officers serving at fiscal year end whose salary plus bonus exceeded $100,000 in Fiscal 1998, (collectively, the "Named Officers"). As a result of the Company's change in fiscal year end during 1997 from September 30 to December 31, additional amounts are shown for the twelve months ended December 31, 1997 and are referred to in such tables as "1997T."

SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION           ----------------------------
                                     -----------------------------------   SECURITIES
                                                            OTHER ANNUAL   UNDERLYING
NAME AND                                                    COMPENSATION    OPTIONS        ALL OTHER
PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)      ($)(1)      GRANTED(#)   COMPENSATION($)
------------------           ----    ---------   --------   ------------   ----------   ---------------
Joseph A. Basile Jr........   1998    269,425         --           --            --          60,938(3)
Chief Executive Officer       1997T   201,370     92,812           --       450,000         304,688(3)
                              1997    139,041     69,609           --       450,000         213,281(3)
                              1996         --         --           --            --              --

John M. Warta..............   1998    232,423         --           --            --              --
Former Chief Executive        1997T   255,205    147,000      338,936(2)         --         144,608(3)
  Officer                     1997    237,603    147,000      349,976(2)         --         176,373(3)
                              1996    200,000    120,000      156,000(2)    200,000          55,000(3)

Stephen Irwin..............   1998    280,000         --           --            --              --
Vice Chairman                 1997T   280,000         --           --            --         144,608(3)
                              1997    280,000         --           --            --         176,373(3)
                              1996    280,000                               500,000          55,000(3)

Daniel L. Trampush.........   1998    250,000         --           --       110,000              --
Chief Financial Officer       1997T   198,575     86,400           --       100,000              --
                              1997    138,740     64,800           --       100,000              --
                              1996         --         --           --            --              --

Kevin R. Wright............   1998    181,904         --       72,051(4)    100,000              --
Chief Technology Officer      1997T    68,260     25,000           --       100,000              --
                              1997     27,123      9,934           --       100,000              --
                              1996         --         --           --            --              --

Clifford V. Sander.........   1998    180,000         --       31,731(5)     80,000              --
Senior Vice President         1997T   151,233     45,000       84,734(2)         --              --
                              1997    142,438     33,750       87,494(2)         --              --
                              1996    120,000         --       39,000(2)     28,000              --

---------------
(1) Excludes certain perquisites that do not exceed the lesser of $50,000 or 10% of the named executive officer's aggregate salary and bonus.

(2) Represents Mr. Warta's and Mr. Sander's portion of fees the Company paid to Pacwest Network, Inc. ("Pacwest") pursuant to an agreement between the Company and Pacwest (the "Fee Agreement") whereby the Company paid Pacwest one percent of the aggregate debt and equity financing that Tomen provided to the Company. The Fee Agreement terminated September 30, 1997.

(3) Represents an accrual of compensation cost for options vesting based on share price performance.

(4) Represents amounts paid for relocation benefits.

(5) Represents payment of accrued vacation benefits.

EMPLOYMENT AND OTHER AGREEMENTS

     JOSEPH A. BASILE, JR. is employed by GST USA, Inc. ("GST USA") pursuant to an employment agreement effective as of October 20, 1998 for a four-year term, replacing Mr. Basile's March 11, 1997 employment agreement. The agreement provides for a base salary of $325,000 per annum, incentive compensation annually based upon the achievement by the Company of predetermined performance objectives pursuant to the Company's Variable Incentive Plan and the reimbursement of relocation expenses. The agreement restricts Mr. Basile's ability to engage in activities competitive with those of the Company. Mr. Basile has been granted options to purchase an aggregate of 1,000,000 Common Shares as follows: (i) 25% of the 1,000,000 shares subject to the option shall vest on the first anniversary date of the agreement and (ii) 1/36th of the remaining 750,000 shares subject to the option shall vest on the completion of each full calendar month following the date of the agreement. In the event of a change of control, the options shall vest and become immediately exercisable only if (i) in the event of such change of control, Mr. Basile does not receive substituted options with substantially the same benefits as provided under the Agreement; and (ii) if such acceleration does not cause an inability of a change of control transaction to be accounted for as a pooling of interest, if desired or applicable.

     DANIEL L. TRAMPUSH is employed by GST USA and GST Telecom pursuant to an employment agreement effective March 3, 1997 for a three-year term. The agreement provides for a base salary of $240,000 per annum, which was increased to $256,000 effective April 15, 1998. The agreement restricts Mr. Trampush's ability to engage in activities competitive with those of the Company. Mr. Trampush has been granted options to purchase an aggregate of 100,000 Common Shares (the "Initial Option") exercisable in three equal annual installments commencing one year after grant. He is also eligible for the grant annually of options (the "Performance Options") with respect to that number of Common Shares as is determined by the Compensation Committee based upon his performance under the agreement with respect to criteria set forth in the agreement. In the event of a change of control, (i) the Initial Option becomes exercisable in full, and
(ii) Mr. Trampush would be eligible to receive additional Performance Options or a cash payment in lieu thereof.

     KEVIN R. WRIGHT is employed by GST USA and GST Telecom pursuant to an employment agreement effective August 1, 1997 continuing through March 5, 2001. The agreement provides for a base salary of $165,000 per annum, which was increased to $190,000 effective March 4, 1998. The agreement restricts Mr. Wright's ability to engage in activities competitive with those of the Company. Mr. Wright has been granted options to purchase an aggregate of 200,000 Common Shares (the "First Option") exercisable in three equal annual installments commencing one year after grant. He is also eligible for the grant annually of options with respect to that number of Common Shares as is determined by the Compensation Committee based upon his performance under the agreement with respect to criteria set forth in the agreement. In the event of a change of control, the First Option becomes exercisable in full.

     JOHN M. WARTA was employed by GST USA and GST Telecom pursuant to an employment agreement dated as of March 1, 1994 and amended effective September 1, 1995, for a term ending on February 28, 1999. On June 5, 1998, Mr. Warta retired as Chairman of the Board and Chief Executive Officer of the Company. Effective September 15, 1998, Mr. Warta resigned as director of the Company. Mr. Warta's employment agreement provided for an initial base salary of $120,000 annually (which was increased to $315,000 annually effective January 1, 1998) and incentive compensation as awarded by the Board of Directors from time to time. The agreement contained covenants restricting Mr. Warta's ability to engage in activities competitive with those of the Company for a period ending on the earlier of two years after his termination or February 28, 2000. Upon a change of control of the Company that results in Mr. Warta's removal from the Company's Board of Directors, a significant change in the conditions of his employment or other breach of the agreement, he was to receive liquidated damages equal to 2.99 times the "base amount," as defined in the Internal Revenue Code, of his compensation. The agreement defined a change of control as
(i) the sale or other transfer of 50% or more of the Company's assets; (ii) a merger or other combination which results in the Company's shareholders holding less than 50% combined voting power; (iii) the replacement of a majority of the Company's Board of Directors and such replacement was not approved by the Board; or (iv) a group of persons becomes the beneficial owner of 50% or more of the combined voting power.

     STEPHEN IRWIN and GST USA and GST Telecom were parties to a personal services agreement for a term commencing on October 1, 1995 and ending on February 28, 1999, providing, among other things, that (i) Mr. Irwin would devote approximately one-half of his working time rendering services to the Company, (ii) in consideration for such services and in lieu of billing legal services directly or through a law firm, Mr. Irwin would receive a retainer of $280,000 per annum or such greater amount as may be determined by the Board of Directors of the Company, payable in equal semi-monthly installments and (iii) Mr. Irwin was entitled to such benefits as are available to senior executive officers of the Company and GST USA and to a payment upon a change of control and subsequent breach by the Company of the agreement in accordance with the formula described above for John Warta. In connection therewith, the Company issued to Mr. Irwin a five-year warrant to purchase 300,000 Common Shares at a price of $6.75 per share. Such warrant became exercisable as to 100,000 Common Shares on October 1 on each of 1996, 1997 and 1998.

     CLIFFORD V. SANDER and GST Telecom entered into an employment agreement effective as of March 1, 1994, on terms substantially similar to those of Mr. Warta's employment agreement. Mr. Sander's agreement provided for his employment by GST Telecom as its Chief Financial Officer at an initial base salary of $100,000 annually, which was increased to $180,000 effective December 1, 1997. Mr. Sander's agreement expired on February 28, 1999.

STOCK OPTIONS

     The following table provides information with respect to stock options granted during Fiscal 1998 to the Named Officers. The Company has not granted stock appreciation rights.

     Option Grants in Fiscal 1998

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                  INDIVIDUAL GRANTS                            ANNUAL RATES OF
                            -------------------------------------------------------------        STOCK PRICE
                             SECURITIES        % OF TOTAL                                      APPRECIATION FOR
                            UNDER OPTIONS    OPTIONS GRANTED    EXERCISE OR                     OPTION TERM(1)
                               GRANTED        TO EMPLOYEES      BASE PRICE     EXPIRATION    --------------------
NAME                           (#)(2)        IN FISCAL YEAR       ($/SH)          DATE        ($)5%       10%($)
----                        -------------    ---------------    -----------    ----------    --------    --------
Daniel L. Trampush........     110,000             4.7%           $15.00         3/4/03      420,767     963,052
Kevin R. Wright...........     100,000             4.3%           $15.00         3/4/03      382,515     875,502
Clifford V. Sander........      80,000             3.4%           $15.00         3/4/03      306,012     700,401

---------------
(1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compound rates of appreciation of the Common Shares over the term of the option. These numbers do not take into account provisions providing for the termination of the option following termination of employment, nontransferability or difference in vesting terms, and are calculated based upon requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) The Company's option plans are administered by the Compensation Committee. The Committee determines the eligibility of employees, consultants and Outside Directors (directors who are not employees of the Company or do not provide consulting or personal services to the Company), the number of shares to be subject to the options granted and the terms of such grants. All options shown in the table have exercise prices equal to the fair market value on date of grant and vest over four years.

     Aggregated Option Exercises During Fiscal 1998 and Fiscal Year End Option Values(1)

     The number of shares acquired upon exercise of options and the value realized from any such exercise during Fiscal 1998, and the number and value of options held at the end of Fiscal 1998, for the Named Officers are set forth in the following table.

                                                            NUMBER OF COMMON SHARES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SECURITIES                    OPTIONS AT FY-END(#)(2)       OPTIONS AT FY-END($)(3)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Joseph A. Basile, Jr. ......            0          0        150,000        300,000              0              0
John M. Warta...............            0          0        191,600        133,400         62,400              0
Stephen Irwin...............            0          0        466,600        133,400              0              0
Daniel L. Trampush..........            0          0         33,333        176,667              0              0
Kevin R. Wright.............            0          0         33,333        167,667              0              0
Clifford V. Sander..........       20,000     38,750         49,000         94,000              0              0

---------------
(1) All disclosures relate to options to purchase Common Shares of the Company.

(2) FY-End means fiscal year ended December 31, 1998.

(3) Represents the total gain which would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of Common Shares underlying the options by the difference between the per share option exercise price and the fair market value of $6.56 per share at December 31, 1998. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation and stock option policies and practices. In addition, the Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

     The Company's executive compensation programs are designed to enhance the value of the Company to its shareholders. This is accomplished through policies and practices that facilitate the achievement of the Company's performance objectives, provide compensation that will attract and retain the superior talent required by the Company's aggressive goals and align the executive officers' interests with the interests of the Company's shareholders.

     The Company's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance the growth and financial performance of the Company. The Company's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of the shareholders of the Company. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in joining management's and shareholders' interest in the enhancement of shareholder value. The Company's executive compensation has three key elements: (i) an annual component, i.e., base salary,
(ii) performance-based short-term compensation consisting of cash compensation for achieving Company objectives, and (iii) a long-term component consisting of stock options or restricted stock tied to the Company's performance against objectives.

QUALIFYING COMPENSATION

     The Compensation Committee has not considered the potential impact of
Section 162(m) adopted under the Federal Revenue Reconciliation Act of 1993, which disallows a tax deduction for any publicly-held corporation for certain executive officers' compensation exceeding $1 million per person in any taxable year unless it is "performance based" within the meaning of Section 162(m), as the compensation paid to each of the Company's executive officers in Fiscal 1998 was below $1 million. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

SALARIES

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities associated with the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Adjustments in salary and performance-based bonuses in addition to base salary are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer, particularly with respect to the ability to manage growth of the Company, and any increased responsibilities assumed by the executive officer.

ANNUAL BONUSES AND INCENTIVE COMPENSATION

     The Company from time to time considers the payment of bonuses and incentive compensation to its executive officers. The Company has implemented a Variable Incentive Plan which awards bonuses based on a combination of each executive officer's personal objectives and the Company's achievement of pre-determined targets. If the Company's targets are not met, no bonus will be paid regardless of personal performance level.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In addition, with respect to the determination of the Chief Executive Officer's compensation, the Compensation Committee made comparisons to other companies in the telecommunications industry carrying on businesses similar to those of the Company, in particular the business of competitive local exchange carriers. The consideration accounted for approximately 50% of the determination of the Chief Executive Officer's salary. The other 50% was based on the Compensation Committee's determination of what level of remuneration was necessary to attract and retain people having the experience and ability of the Company's Chief Executive Officer. The Chief Executive Officer is eligible to participate in the Variable Incentive Plan described above. In Fiscal 1998, the Chief Executive Officer did not receive a bonus, as the Company did not achieve the pre-determined targets set forth in the Variable Incentive Plan.

STOCK OPTION PLANS

     The Company's stock option plans contribute to the Company's ability to attract and retain the best available personnel. It is the philosophy of the Compensation Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in the value of the Common Shares. In the belief that employees who have a proprietary interest in the Company will focus on its long-term success and on building shareholder wealth, the Compensation Committee uses the stock Option Plans as a basis to create a foundation for the long-term growth of the Company and increased shareholder value by providing executive officers and key employees with an opportunity to obtain and build a meaningful stake in the Company's future. In adherence to this philosophy, the Compensation Committee has recommended to the Board of Directors that the 1999 Plan be approved.

     All employees, including executive officers and part-time employees, consultants, advisors and directors of the Company and its subsidiaries, are eligible for grants of stock options pursuant to one or more of the stock option plans. During each fiscal year, the Compensation Committee grants stock options to employees, including executive officers, who are recommended by management as being in a position to continue to contribute to the Company's growth and profitability. The number of options granted to a particular employee is based on management's assessment of his performance and contribution. Options have been granted to key employees at all levels of the Company's management. The ultimate value of the options, if any, depends on the extent to which Common Shares appreciate in market value.

Mr. Joseph G. Fogg, III   Mr. Jack G. Armstrong   Mr. Robert A. Ferchat
Committee Chairman        Director                Director

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is currently composed of Messrs. Joseph G. Fogg, III, Robert A. Ferchat and Jack G. Armstrong. Mr. Ferchat replaced Mr. Peter Legault as a member of the Compensation Committee on January 11, 1999. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

                  STATEMENT OF CORPORATE GOVERNANCE DISCLOSURE

GENERAL

     The Company's Common Shares have been listed on the TSE since August 26, 1997. In 1995, the TSE Committee on Corporate Governance in Canada issued guidelines for effective corporate governance ("TSE Report"). The TSE Report addresses matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. To implement these guidelines, the TSE requires each listed corporation to provide annual disclosure regarding its approach to corporate governance, with reference to the TSE Report.

MANDATE OF THE BOARD

     The mandate of the Board of Directors is to supervise the management of the business and affairs of the Company. In fulfilling its mandate, the Board is responsible for, among other things:

     (1) adoption of a strategic planning process;

     (2) identifying the principal risks of the Company's business and ensuring the implementation of the appropriate systems to manage these risks;

     (3) succession planning for the Company, including appointing, training and monitoring of senior management;

     (4) implementing a communications policy to facilitate communications with shareholders and others involved with the Company; and

     (5) ensuring the integrity of the Company's internal control and management information systems.

     The frequency of meetings of the Board, as well as the nature of the items discussed, depend upon the state of the Company's affairs and the opportunities and risks which the Company faces. The Board of Directors met 19 times in the Fiscal 1998 and all current directors attended at least 75 percent of the meetings of the Board and Committees of which they were members.

COMPOSITION OF THE BOARD

     The TSE Report recommends that a board of directors be constituted with a majority of individuals who qualify as "unrelated directors." The TSE Report defines an unrelated director as a director who is independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests arising from shareholdings.

     The directors have examined the relevant definitions in the TSE Report and have individually considered their respective interests and relationships in and with the Company. As a consequence, the Board has determined that of the current eight directors, five are unrelated directors and three are related directors. Mr. Basile is an "inside director" (i.e., a director who is an officer or employee of the Company or any of its affiliates) and is, by definition, a "related director." Messrs. Naoe and Irwin are also considered to be related directors. The Board's slate of nominees to be considered at the Meeting is comprised of eight directors, only two of whom would be considered related directors.

     The Board considers its size of eight directors to be appropriate at the current time.

     Although the Board of Directors has constituted a Nominating Committee, the Board does not consider it necessary at this time to establish an additional committee of outside directors to deal specifically with corporate governance issues not addressed by that Committee. It has reached this conclusion based on the current satisfactory relationship between the independent members of the Board and management. The Board will continue to monitor its effectiveness from time to time to determine whether additional measures, including the establishment of a committee of outside directors to deal specifically with corporate governance issues, becomes necessary or desirable. In addition, the Board requested that the Chairman develop a manual of Corporate Governance and Ethics.

     The Company has an Audit Committee, a Nominating Committee, a Finance Committee, a Compensation Committee and a Litigation Committee. The Company does not have an Executive Committee. The mandates of each committee are set out below.

AUDIT COMMITTEE

     The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial control practices of the Company. The committee reviews the annual and interim financial statements of the Company and certain other public disclosure documents required by regulatory authorities and makes recommendations to the board with respect to such statements and documents. The committee also makes recommendations to the Board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, and reviews with management the risks inherent in the Company's business and risk management programs relating thereto. The committee reviews with the auditors and management the adequacy of the internal accounting control procedures and systems within the Company. The committee conducts, on an ongoing basis, an appropriate review of related party transactions. The committee also reviews the systems and procedures for direct communication between the committee and the Company's internal accounting staff and the auditors.

     The members of the Audit Committee are Messrs. Megarry, Armstrong and Ferchat. All three members are outside, unrelated directors. The committee held a total of 3 meetings during Fiscal 1998.

NOMINATING COMMITTEE

     The Nominating Committee is responsible for evaluating board performance and recommending nominees to the Board. The committee considers and recommends the appropriate size and composition of the Board, establishes qualifications for directors and committee members, annually recommends to the Board a slate of nominees for election by the shareholders and recommends nominees to fill any vacancy on the Board which may arise. The committee also recommends and approves an orientation and education program for new recruits to the Board. The committee reviews and makes recommendations concerning executive succession plans, including recommending successors to senior officers, such as Chairman of the Board, Chief Executive Officer and such other senior management positions as the committee deems appropriate. Any member of the Board of Directors can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of the Company will be brought to the attention of the Nominating Committee.

     The members of the Nominating Committee are Messrs. Megarry, Fogg and Ferchat. All three members are outside, unrelated directors. The committee held a total of 2 meetings during Fiscal 1998.

FINANCE COMMITTEE

     The Finance Committee is responsible for reviewing and advising the Board of Directors on matters relating to the financing and capital requirements of the Company. The committee researches and recommends potential financing and refinancing sources for the Company and periodically reviews the Company's cash position and its intermediate and long term cash requirements. The committee also reviews and makes recommendations concerning the Company's budgets, financial projections, and anticipated capital expenditures.

     The members of the Finance Committee are Messrs. Armstrong, Fogg and Ferchat. All three members are outside, unrelated directors. The Company's Chief Executive Officer and Chief Financial Officer serve as Ex Officio members of the committee.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for reviewing and making recommendations to the Board concerning the Company's executive compensation and benefit plans. The Committee sets annual and long-term performance goals for the Chief Executive Officer, President, Chief Financial Officer and other senior executives and evaluates their performance against these goals. The committee also administers the Company's stock option plans, share purchase plans and other share compensation arrangements. The committee establishes and periodically reviews the Company's compensation policies and practices for the officers and employees of the Company, including salaries, bonuses, cash incentives, long-term incentive compensation, stock purchase plans and other programs.

     The members of the Compensation Committee are Messrs. Fogg, Armstrong and. Ferchat. All three members are outside, unrelated directors. The committee held a total of 3 meetings during Fiscal 1998.

LITIGATION COMMITTEE

     The Litigation Committee was formed for the purpose of reviewing and engaging legal counsel to give advice regarding certain transactions involving the Company and Global Light Telecommunications, Inc. ("Global"), as well as matters relating to the resignation or severance arrangements involving Mr. John Warta, former Chairman and Chief Executive Officer of the Company, transactions relating to Magnacom Wireless LLC, PCS Plus, Inc., and other matters ancillary or related thereto. See "Legal Proceedings." The Board has authorized the committee to exercise authority over the management and conduct of any investigation, action, suit, complaint or proceeding relating to the foregoing, including filing pleadings, negotiating, settling or appealing such actions. The committee is also responsible for retaining experts, consultants or counsel and approving legal and other professional fees and costs incurred in connection with the investigation, initiation and litigation of such matters.

     The members of the Litigation Committee are Messrs. Fogg, Ferchat and Megarry. All three members are outside, unrelated directors. The Company's Chief Executive Officer serves the committee in an Ex Officio capacity.

INDEPENDENCE FROM MANAGEMENT

     The TSE Report states that the independence of the Board is most simply assured by appointing a Chairman who is not a member of management. The Chairman of the Board, Mr. Ferchat, is not a member of management, and the Board considers that additionally, by virtue of the number of unrelated directors, it is independent from management.

COMMUNICATIONS POLICY/INVESTOR RELATIONS

     The Company communicates regularly with its shareholders through press releases, and annual and quarterly reports. Investor and shareholder concerns are addressed on an on-going basis by the investor relations department. Information about the Company is also available on the Company's Internet home page at www.gstcorp.com. The home page is regularly updated and permits access to annual reports, press releases, product overviews and other information.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD

     The Board has adopted a process whereby it will approve an annual business plan and operating budget and will review performance against the plan at various times throughout the year. The Board shall approve any action leading to a material change in the nature of the business of the Company, including any acquisition or disposition of a significant asset or operating unit. The Board also approves key borrowing and financing decisions. They also determine the responsibilities and compensation of the Chief Executive Officer and other senior management members.

ABILITY OF DIRECTORS TO ENGAGE OUTSIDE ADVISORS

     A system to enable individual directors to engage outside advisors, at the Company's expense, is under consideration. Currently, such requests are addressed on a case-by-case basis.

BOARD'S EXPECTATIONS OF MANAGEMENT

     The Board expects management to operate the Company in accordance with the approved annual business plan and operating budget, to do everything commercially reasonable to enhance long-term shareholder value, and to otherwise manage the Company in a prudent manner. Management is expected to provide regular financial and operating reports to the Board and to make the Board aware of all important issues and major business developments, particularly those which had not been anticipated previously.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, information relating to the beneficial ownership of the Company's Common Shares by each person known to the Company to beneficially own, directly or indirectly, or who exercises control or direction over more than five percent of the outstanding Common Shares, by each director and nominee, by each of the executive officers named in the Summary Compensation Table, and by all current directors and executive officers as a group.

                                                                NUMBER OF               PERCENTAGE
                                                              COMMON SHARES            BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(S)(1)                  BENEFICIALLY OWNED           OWNED(2)
------------------------------------------                  ------------------        ---------------
IG Investment.............................................      2,870,700                   7.9%
  447 Portage Avenue, 16th Floor
  Winnipeg, Manitoba R3C 3B6(3)
Equitable Companies.......................................      2,403,700                   6.7%
  1290 Avenue of the Americas
  New York, NY 10104(3)
Knight, Bain, Seath & Holbrook Capital Management,
  Inc. ...................................................      1,979,000                   5.5%
  1 Toronto Street Suite 708
  Toronto, Ontario M5C 2V6(3)
Alliance Capital Management...............................      1,882,300                   5.2%
  Equity Trading
  1345 Avenue of the Americas, 40th Floor
  New York, NY 10105-0096(3)
Stephen Irwin.............................................        542,745(4)                1.5%
  Olshan Grundman Frome & Rosenzweig
  505 Park Avenue
  New York, NY 10022
Clifford V. Sander........................................        342,512(5)                   *
  15305 S.E. River Crest Drive
  Vancouver, WA 98683
Joseph A. Basile, Jr......................................        305,833(6)                   *
John Warta................................................        191,600(7)                   *
  1701 Broadway Street, Suite 358
  Vancouver, WA 98663
Peter E. Legault..........................................        122,000(8)                   *
  Thompson Kernaghan Co.
  365 Bay Street, 2(nd) Floor
  Toronto, Ontario M5H 2V2 Canada
Daniel L. Trampush........................................        105,686(9)                   *
Kevin R. Wright...........................................         66,666(10)                  *
Jack G. Armstrong.........................................         59,668(11)                  *
A. Roy Megarry............................................         30,000(12)                  *
Joseph G. Fogg, III.......................................         25,000(13)                  *
Mitsuhiro Naoe............................................         25,000(14)                  *
Stanley M.D. Beck.........................................         10,000                      *
Robert A. Ferchat.........................................         17,000(15)                  *
George B. Cobbe...........................................              0
David W. Garrison.........................................              0
All Current Directors and Executive Officers of the
  Company as a
  Group (18 persons)......................................      1,672,363(16)               4.6%

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated, the address for each person or entity listed is the Company's principal executive offices. Unless otherwise indicated, to the knowledge of the Company, the persons named have sole voting and investment power over the number of Common Shares shown as being beneficially owned by them. Unless otherwise stated, this information, to the extent not within the Company's knowledge or publicly made known by such person, has been provided by such person.

 (2) Does not reflect the issuance of 500 Series A Preference Shares (the "Series A Preference Shares") by the Company to an affiliate of Princes Gate Investors II, L.P. ("Princes Gate") in a private placement in February 1997 (the "Princes Gate Investment") or any subsequent conversion of the Series A Preference Shares into Common Shares.

 (3) This information was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

 (4) Includes (i) 166,600 Common Shares issuable upon exercise of options and
     (ii) 300,000 Common Shares issuable upon exercise of an outstanding warrant. Does not include 133,334 Common Shares issuable upon the exercise of options that are not exercisable until the closing price of the Common Shares reaches certain levels for certain prescribed periods.

 (5) Includes 49,000 Common Shares issuable upon exercise of options.

 (6) Represents 295,833 Common Shares issuable upon exercise of options.

 (7) Includes 191,600 Common Shares issuable upon exercise of options. Does not include 133,334 Common Shares issuable upon the exercise of options that are not exercisable until the market price of the Common Shares reaches certain levels for certain prescribed periods. Does not include Common Shares other than those issuable upon exercise of options as such information is not available to the Company and Mr. Warta is under no reporting obligation.

 (8) Includes 57,500 Common Shares issuable upon exercise of options.

 (9) Includes 103,332 Common Shares issuable upon exercise of options.

(10) Includes 66,666 Common Shares issuable upon exercise of options.

(11) Includes 51,668 Common Shares issuable upon exercise of options.

(12) Includes 25,000 Common Shares issuable upon exercise of options.

(13) Includes 25,000 Common Shares issuable upon exercise of options. Does not include the Series A Preference Shares beneficially owned by Princes Gate or Common Shares that may be issued upon any conversion of such Series A Preference Shares. Mr. Fogg is the designee of the holders of the Series A Preference Shares to the Board of Directors of the Company.

(14) Includes 25,000 Common Shares issuable upon exercise of options. Does not include Common Shares beneficially owned by Tomen Corporation and its affiliates (collectively, "Tomen"). Mr. Naoe is the designee of Tomen to the Board of Directors of the Company.

(15) Includes 15,000 Common Shares issuable upon exercise of options.

(16) Includes an aggregate of 1,372,198 Common Shares issuable upon exercise of options and warrants. Does not include Common Shares issuable upon the exercise of options that are not exercisable until the market price of the Common Shares reaches certain levels for certain prescribed periods.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required other than those filed with the Commission, the Company believes that during

Fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                           COMPENSATION OF DIRECTORS

     Effective August 3, 1998, each director who is not an employee of the Company or does not provide consulting or personal services to the Company (an "Outside Director") is paid a directors fee of $15,000 per annum, plus $1,500 per board meeting physically attended. Each Outside Director is also paid an annual fee of $2,500 for membership on each committee of the board to which he is appointed, and $750 per committee meeting physically attended. Outside Directors participating in telephonic meetings, whether committee or board meeting, receive $750 for each meeting. On January 12, 1999, the compensation to Outside Directors for physically attending committee meetings was increased to $1,000, and committee chairmen became eligible to receive $5,000 per annum per committee. At the time of commencement of services, each Outside Director is granted an option to purchase 15,000 Common Shares and an option to purchase 10,000 Common Shares for each additional year such person serves as a director of the Company. These options are exercisable at the closing price of the Common Shares on NASDAQ on the trading day immediately prior to the date of grant, and vest in full one year after the date of grant.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Company currently has five insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the course of acting as a director or officer of the Company or a subsidiary of the Company. The first policy is for a maximum amount of $10 million and has a $325,000 deductible. The Company has four excess policies for an aggregate $30 million. Each such excess policy becomes payable only if the preceding policies have been fully utilized. The annual premium for these five policies is approximately $346,000. No additional premiums are required to be paid by the insured persons under those policies. The policies include a co-insurance clause or other provision which could expose the Company to additional liability, in addition to the amount of the premium. The insurance does not cover a director or officer in instances in which liability relates to such director's or officer's failure to act honestly and in good faith with a view to the best interests of the Company, in addition to other customary exclusions in such policies.

     Before the five current policies were in force, the Company maintained four directors' and officers' liability insurance policies in the aggregate amount of $25 million for an annual premium of approximately $422,000.

                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

     Except as set forth herein, none of the directors, executive officers or senior officers of the Company, no proposed nominee for election as a director of the Company and no associate or affiliate of any of them, is or has been indebted to the Company or any of its subsidiaries or another entity, which was the subject of a guarantee, support agreement, letters of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries at any time since January 1, 1998.

                                                        LARGEST AMOUNT
                                                      OUTSTANDING DURING
                                    INVOLVEMENT OF     (LAST COMPLETED      AMOUNT OUTSTANDING AS
                                      ISSUER OR        FINANCIAL YEAR)        AT MARCH 5, 1999
NAME AND PRINCIPAL POSITION           SUBSIDIARY             ($)                     ($)
---------------------------         --------------    ------------------    ---------------------
Joseph A. Basile, Jr., Chief
  Executive Officer...............       Loan(1)           100,000                 100,000
Daniel L. Trampush, Chief
  Financial Officer...............       Loan(2)            72,000                  72,000
Kevin R. Wright, Chief Technical
  Officer.........................       Loan(3)           100,000                 100,000

---------------
(1) In May 1997, the Company loaned $100,000 to Joseph A. Basile Jr., the President, Chief Executive Officer and a director of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan matures on March 11, 2000, accrues interest at a rate of 6% per annum and is to be prepaid to the extent of the proceeds from the sale of Mr. Basile's former residence and from the sale of Common Shares acquired upon exercise of options held by Mr. Basile. Such loan was made pursuant to the terms of his employment agreement with the Company, which was approved by the Board of Directors of the Company.

(2) The Company has loaned $72,000 to Daniel Trampush, Senior Vice President and Chief Financial Officer of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan is interest free and matures in March 2002 and is to be prepaid to the extent of the proceeds from the sale of Common Shares acquired upon exercise of options held by Mr. Trampush. Such loan was made pursuant to the terms of his employment agreement with the Company, which was approved by the Board of Directors of the Company.

(3) In June 1998, the Company loaned $100,000 to Kevin Wright, the Chief Technical Officer of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan matures on June 9, 2001, accrues interest at a rate of 6% per annum and is to be prepaid to the extent of the proceeds from the sale of Mr. Wright's former residence and from the sale of Common Shares acquired upon exercise of options held by Mr. Wright.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     None of the directors or executive officers of the Company, nor any person who has held such a position since January 1, 1998, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting, other than the election of directors and the approval of the Company's 1999 Stock Plan and Amended and Restated 1996 Employee Stock Purchase Plan insofar as they may be granted options to purchase the Company's Common Shares pursuant thereto.

          INTEREST OF MANAGEMENT AND INSIDERS IN MATERIAL TRANSACTIONS

     Except as set out below or elsewhere herein, no insider, proposed nominee for election as a director, or any associate or affiliate of any of the foregoing persons had any material interest, directly or indirectly, in any transaction since January 1, 1998 or any proposed transaction which, in either case, has materially affected or will materially affect the Company or any of its subsidiaries, other than an interest arising from the ownership of securities of the Company where the person receives a benefit shared ratably by all holders of that class.

     The Company is a party to a credit facility (the "Tomen Facility") with Tomen which beneficially owned more than five percent of the Common Shares during part of Fiscal 1998. Pursuant to the Tomen Facility, Tomen has the right to act as procurement agent for each network project it finances. As of December 31, 1998, the Company had purchased approximately $32.2 million of equipment from Tomen. The Company believes that the prices it has paid to Tomen for equipment are comparable to prices it would have paid in transactions with unrelated third parties. Pursuant to the Tomen Facility, Tomen has the contractual right to appoint a designee to the Board of Directors of the Company, and Mitsuhiro Naoe is Tomen's current designee. Mr. Naoe does not have a direct or indirect material interest in any amounts paid to Tomen by the Company.

     Magnacom Wireless, LLC ("Magnacom"), is controlled by Mr. John Warta, the Company's former Chairman of the Board and Chief Executive Officer. Magnacom holds certain PCS licenses for markets in Arizona, Arkansas, New Mexico, Oregon, Utah, Hawaii, Idaho and Washington (collectively, the "Magnacom FCC Licenses"). Magnacom and the Company entered into a Master Services Agreement and a Reseller Agreement, (the "Agreements") pursuant to which, among other things, (i) the Company was designated a non-exclusive reseller of PCS telephone services in the markets in which Magnacom had obtained FCC licenses, and (ii) Magnacom granted the Company a right of first refusal to provide switched local and long distance services and other enhanced telecommunications services to all of Magnacom's resellers in markets where the Company has operational networks, so long as the Company's rates and other terms of service were competitive. In connection with the Agreements, as of December 31, 1998 the Company had paid Magnacom approximately $14.6 million as prepayments for future PCS services and approximately $1.1 million in advances for certain operating expenses incurred by it.

     In consideration for the Magnacom FCC Licenses, the Company understands that Magnacom owes the FCC approximately $50.1 million plus interest. Quarterly interest payments of approximately $1.1 million were scheduled to begin July 31, 1998, however as of the date hereof, to the Company's knowledge, Magnacom has not made such first payment. Magnacom had until October 29, 1998 to make the delinquent interest payment, together with a five percent penalty. On October 28, 1998, Magnacom filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition for reorganization filed by Magnacom and its payment delinquency to the FCC could result in the forfeiture of the Magnacom FCC Licenses, which would further impair the possible recovery by the Company of any part of the payments made to Magnacom.

     Peter E. Legault, a director of the Company, is a director and Vice President of Thomson Kernaghan, which was engaged by the Company during Fiscal 1996 and Fiscal 1997 to solicit sources of financing for the

Company, and was one of the placement agents for the Company's sale of special warrants in October 1996. In connection with such services, such firm received fees of approximately $500,000 during Fiscal 1997.

     See "Indebtedness of Directors and Officers" for a description of loans by the Company to Mr. Joseph A. Basile, Jr., the President, Chief Executive Officer and a director of the Company, Mr. Daniel Trampush, Senior Vice President and Chief Financial Officer of the Company, and Mr. Kevin Wright, Chief Technical Officer of the Company.

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Shares for the period from September 30, 1993 to December 31, 1998 with the performance of the NASDAQ Market Index, the AMEX Market Value Index and an industry index. The Company has selected the NASDAQ Market Index as a basis for comparison this year as a result of the Common Shares being quoted on the NASDAQ National Market since April 14, 1998. The AMEX Market Value Index has been included as a basis for comparison only because it was used in last year's comparison. The Common Shares did not trade on the AMEX until March 11, 1994, and before that time were traded only on the Vancouver Stock Exchange, initially in Canadian dollars and on and after March 9, 1995 in U.S. dollars. The Company's industry index is telephone communications (excluding radio telephone), which is composed of all NASDAQ companies with a SIC Code of 4813. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request made to the Corporate Secretary. For comparison purposes it is assumed that $100 was invested in the Common Shares and in the securities contained in such indices on September 30, 1993, and that all dividends are reinvested. For the purposes of this graph, Canadian dollars have been converted into U.S. dollars on the basis of Cdn.$1.00 = $0.75.

                                                GST               SIC CODE INDEX
                                        TELECOMMUNICATIONS,       --------------         NASDAQ MARKET           AMEX MARKET
                                                INC.                                         INDEX                  INDEX
                                        -------------------                              -------------           -----------
'1993'                                         100.00                 100.00                 100.00                 100.00
'1994'                                         116.61                  99.17                 105.82                 101.92
'1995'                                         157.58                 113.45                 128.48                 122.80
'1996'                                         275.88                 113.38                 150.00                 127.81
'1997'                                         288.00                 155.63                 192.12                 156.20
'1998'                                         159.03                 236.93                 270.97                 154.07

                               LEGAL PROCEEDINGS

     GST Telecommunications, Inc. and GST Telecom, Inc. v. Global Light Telecommunications, Inc., et al.

     On October 20, 1998, the Company (or, "GST") and GST Telecom, Inc., a subsidiary of the Company ("GST Telecom"), filed a Complaint in the Superior Court of California, County of Santa Clara, No. CV777408, against GST Global Telecommunications, Inc., now known as Global Light Telecommunications, Inc. ("Global") and six GST officers and directors, two of whom are present directors of the Company. The Complaint includes claims for fraud, negligent misrepresentation, unjust enrichment, and unfair competition primarily related to the alleged misappropriation of a Mexican business opportunity. The Complaint seeks an accounting, a constructive trust, and restitution of GST's interest in the opportunity and also seeks unspecified exemplary and punitive damages and reimbursement of attorneys' fees.

     In particular, the Complaint alleges that Global and the individual defendants misappropriated the Company's joint venture interest in Bestel, S.A. de C. V. ("Bestel"), the owner of a 2,270 kilometer fiber optic telecommunications network in Mexico. The lawsuit alleges that the individual defendants caused the Company's 49% interest in Bestel to be transferred to Global, then a shell corporation in which the individuals, had secretly invested. No written agreement validated the transfer. The Company therefore seeks return of the asset and monetary compensation to remedy the loss arising from the wrongful transfer.

     On December 23, 1998, Defendants filed a motion to stay or dismiss the action on grounds of inconvenient forum, and four of the individual defendants filed a motion to dismiss the action for lack of personal jurisdiction. The Superior Court granted Defendants' motion to stay the proceedings on February 5, 1999, and the Company and GST Telecom filed a notice of appeal on February 9, 1999.

     Warta v. GST, GST USA, Inc., and GST Telecom

     On January 25, 1999, Mr. John Warta, the former CEO and Chairman of Board, filed a Complaint in the Superior Court of Washington, King County, No. 99-2-02287-4SEA, against the Company, GST USA, Inc., a subsidiary of the Company ("GST USA") and GST Telecom. The Complaint, which relates to the circumstances under which Mr. Warta ceased to serve as an officer and director of the Company, includes claims for breach of employment agreement, breach of the covenant of good faith and fair dealing, violation of wage statutes, and indemnity.

     On February 23, 1999, the Company answered by denying all liability and filed counterclaims against Mr. Warta, Global and five other current or former officers and directors. In particular, the Company seeks recovery under Washington law for matters described in GST and GST Telecom v. Global, et. al, above, as well as for breaches committed with respect to the wrongful use of Company funds for the purchase of telecommunications licenses by Mr. Warta through companies he owns.

     GST, GST USA and GST Telecom v. Irwin and Olshan

     On December 16, 1998, the Company, GST USA and GST Telecom filed a Complaint in the United States District Court, Southern District of New York, No. 98 CIV. 8865, against Mr. Stephen Irwin, a director of the Company, and the law firm of Olshan Grundman Frome & Rosenzweig LLP ("Olshan"). The Complaint, which relates to Mr. Irwin and Olshan's representation of GST, GST USA and GST Telecom in various matters, includes claims for professional negligence, breach of fiduciary duty, and breach of contract, and seeks compensatory damages and reimbursement of attorneys' fees.

     On February 12, 1999, Mr. Irwin filed his Answer to the Complaint. Olshan filed its Answer and Counterclaims to the Complaint on February 17, 1999. Olshan counterclaimed against GST, GST USA and GST Telecom for breach of contract, unjust enrichment, quantum meruit, and "account stated," based on invoices submitted to GST of approximately $250,000. No trial date has been set.

     GST v. Sander

     On February 9, 1999, the Company filed a Complaint in the Superior Court for the State of Washington, Clark County, No. 99-2-00573-6, against Mr. Clifford Sander, the former treasurer and a Senior Vice President of the Company. The Complaint, which is based on Mr. Sander's alleged misconduct as an officer of GST, includes claims for fraud, breach of fiduciary duty, unjust enrichment, and unfair business practices, and seeks an accounting, imposition of a constructive trust, compensatory damages, costs of suit, attorneys' fees, and treble damages. In particular, the Complaint seeks relief based on Mr. Sander's misuse of insider information in the purchase of stock, wrongful disbursements to third parties, and involvement in a fraudulent release of stock from escrow to three former directors and/or officers of GST. Mr. Sander has not yet responded to the Complaint.

     Irwin et al. v. GST et al.

     On January 28, 1999, Messrs. Stephen Irwin, Robert Hanson, Peter Legault, Clifford Sander, and John Warta, all current or former GST officers or directors, filed a Complaint in the Supreme Court of British Columbia, No. C990488, against GST, GST Telecom, and four current GST directors. The Complaint, which arises from the same matters for which GST and GST Telecom brought suit against Global et al. in the Superior Court of California, includes claims for oppression and declaratory relief, and seeks unspecified actual and punitive damages, cost, and attorneys' fees.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to come before the Meeting other than those referred to in the accompanying Notice of Meeting. If matters other than those described herein should properly arise at the Meeting, the proxies will vote on such matters in accordance with their best judgment.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including the consolidated financial statements and related notes thereto, together with the report of independent auditors and other information with respect to the Company, accompanies this Proxy Circular.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals in respect of matters to be acted upon at the Company's 2000 Annual Meeting of Shareholders should be received by the Secretary of the Company at the Company's principal executive offices on or before November 10, 1999 in order that they may be considered for inclusion in the Company's proxy materials.

                                 CERTIFICATION

     The undersigned hereby certifies that the contents and the sending of this Proxy Circular have been approved and authorized by the directors of the Company.

     DATED at Vancouver, Washington, this 12th day of March, 1999.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                                 /s/ ROBERT A. FERCHAT
                                          --------------------------------------
                                                   (Robert A. Ferchat)
                                                 Chairman of the Company

                                   EXHIBIT A

     Proposed resolution to be passed at the Annual General Meeting of GST Telecommunications, Inc. to be held on April 15, 1999:

Restated and Amended 1996 Employee Stock Purchase Plan

     RESOLVED THAT the Restated and Amended 1996 Employee Stock Purchase Plan, in the form as tabled at the Meeting, and the amendments contained therein, including but not limited to the reservation of an additional 600,000 Common Shares for issuance under the plan, be approved and the directors of the Company be authorized to make such changes to such plan as may be required by the securities or other regulatory authorities or to comply with applicable legislation without further shareholder approval.

                                   EXHIBIT B

     Proposed resolution to be passed at the Annual General Meeting of GST Telecommunications, Inc. to be held on April 15, 1999:

1999 Stock Plan

     RESOLVED THAT the 1999 Stock Plan, in the form as tabled at the Meeting, and the reservation of 2,000,000 Common Shares for issuance thereunder be approved and the directors of the Company be authorized to make such changes to such plan as may be required by the securities or other regulatory authorities or to comply with applicable legislation without further shareholder approval.

                                   EXHIBIT C

     Proposed resolution to be passed at the Annual General Meeting of GST Telecommunications, Inc. to be held on April 15, 1999:

1999 Supplemental Employee Stock Purchase Plan

     RESOLVED THAT the 1999 Supplemental Employee Stock Purchase Plan, in the form as tabled at the Meeting, and the reservation of 150,000 Common Shares for issuance thereunder be approved and the directors of the Company be authorized to make such changes to such plan as may be required by the securities or other regulatory authorities or to comply with applicable legislation without further shareholder approval.

                          GST TELECOMMUNICATIONS, INC.

                                     PROXY

                             FOR THE ANNUAL MEETING
                           TO BE HELD APRIL 15, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

   The undersigned, being a shareholder of GST Telecommunications, Inc. (the "Company"), hereby appoints Robert A. Ferchat, Chairman of the Company, or failing him, Joseph A. Basile, Jr., President and Chief Executive Officer of the Company, or failing him, Daniel L. Trampush, Senior Vice President and Chief Financial Officer of the Company, or, alternatively, [Insert name of Proxyholder to be Appointed] ____________________, of [Address of Proxyholder] ____________________ as proxyholder, to attend the Annual Meeting of the Company to be held at 10:00 a.m. (local time) at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada on April 15, 1999, and any adjournment thereof, and to vote all the Common Shares that the undersigned would otherwise be entitled to vote if personally present at such Annual Meeting, or any adjournment thereof, with respect to the matters set forth below as follows:

   1. To determine the number of directors to be elected at the Annual Meeting at eight.

     [ ]   VOTE FOR                [ ]   AGAINST                [ ]   ABSTAIN

   2. To vote for the election of the following directors: Joseph A. Basile, Jr., Stanley M.D. Beck, George B. Cobbe, Robert A. Ferchat, Joseph G. Fogg, III, David W. Garrison, A. Roy Megarry, and Mitsuhiro Naoe.
      [ ]   VOTE FOR all nominees              [ ]   WITHHOLD VOTE for all
      nominees (except as marked to the contrary below)

   (INSTRUCTIONS: To withhold vote for any individual nominee, strike a line through the nominee's name in the list below)
       Joseph A. Basile, Jr.
       Stanley M.D. Beck
       George B. Cobbe
       Robert A. Ferchat
       Joseph G. Fogg, III
       David W. Garrison
       A. Roy Megarry
       Mitsuhiro Naoe

                        (CONTINUED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

   3. To approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan.(1)
    [ ]   VOTE FOR                [ ]   AGAINST                [ ]   ABSTAIN

   4. To approve the Company's 1999 Stock Plan.(1)
    [ ]   VOTE FOR                [ ]   AGAINST                [ ]   ABSTAIN

   5. To approve the Company's 1999 Supplemental Employee Stock Purchase
      Plan.(1)
    [ ]   VOTE FOR                [ ]   AGAINST                [ ]   ABSTAIN

   6. Appointment of KPMG Peat Marwick LLP, Certified Public Accountants, to serve as auditors for the Company and authorization for the directors to fix the remuneration to be paid to the auditors.
    [ ]   VOTE FOR                [ ]   AGAINST                [ ]   ABSTAIN

      and to vote on such other business as may properly come before the Annual Meeting.

   The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Circular, both dated March 12, 1999 and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

                                             THE UNDERSIGNED HEREBY REVOKES ANY
                                             PROXY PREVIOUSLY GIVEN.

                                             DATED this

                             ---------------------------------------------------
                                             day of

                   ------------------------------------------------------------,
                                             1999.

                                             -----------------------------------
                                             NAME (Please Print)    SIGNATURE
NOTES:

   (1) Under the rules of the Toronto Stock Exchange, this resolution must be approved by a majority of "disinterested" shareholders of the Company. A shareholder is not "disinterested" if he or she is an insider of the Company to whom options or rights may be granted under such Plan or an associate of such person. If you are not "disinterested" you must abstain from voting on this resolution and should mark your proxy accordingly.

   (2) Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. When signing on behalf of a corporation, you should be an authorized officer of such corporation, and please give your title as such.

--------------------------------------------------------------------------------